Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of the Celanese AG 2002 Long Term Incentive Plan, of our report dated February 8, 2002 (except for Paragraph 1 of Note 28 which is as of February 21, 2002 and Paragraph 2 of Note 28 which is as of March 5, 2002) on our audits of the consolidated balance sheets of Celanese AG and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, equity and cash flows for each of the years in the three year period ended December 31, 2001, which is included in the Annual Report on Form 20-F effective March 7, 2002, of Celanese AG.

Frankfurt am Main June 27, 2002

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft